EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
First Quarter 2017 Conference Call
May 4, 2017
10:00 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Ashford Hospitality Prime for the first quarter of 2017 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 3, 2017 and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead sir.

Introduction - Richard Stockton

Good morning and thank you for joining us. We are pleased with our results for the first quarter and we are excited to update you on recent progress we have made on several fronts.

During the quarter, we had strong performance as we reported AFFO per share of $0.46, 18% above the prior year, and adjusted EBITDA of $23.7 million. Our RevPAR growth for all hotels of 2.5% exceeded the industry-wide results for the luxury segment by 40 basis points. We believe these solid results reflect the strength and quality of our portfolio and demonstrate our asset management team's ability to drive results at our properties.

As I mentioned on our last call, when I came on board, I immediately began an in-depth strategic review of the Company which resulted in our announcement in January of a revised strategy. As a part of that strategy, going forward the Company will focus on investing in the luxury chain scale segment. Empirical evidence has shown the luxury segment has had greater RevPAR growth over the long term and more clearly aligning our platform with the luxury chain scale segment will help differentiate us relative to our REIT peers and should provide superior long-term returns for our shareholders. We said we would pursue new acquisitions in order to accretively grow our portfolio consistent with our stated strategy.

Since that announcement, we have made significant progress in our acquisition strategy. In March, we announced an agreement to acquire the 80-room Hotel Yountville in Yountville, CA for $96.5 million. This hotel will serve to boost the overall RevPAR of our portfolio with a RevPar of $469 for 2016. The Hotel Yountville is our second acquisition in the Yountville market which is one of the strongest and most desirable lodging markets in the country with very high barriers to entry and minimal new supply. The property is located just down the street from our Bardessono property which we acquired back in 2015 and where we saw tremendous operational performance improvement since Remington took over management of the property at acquisition. Additionally, we believe that with Remington taking over management, we will be able to replicate the operational improvements we achieved and continue to deliver at the Bardessono. We have a proven track record of delivering strong results after acquiring assets in markets where we already own an asset and expect similar results at the Hotel Yountville. We expect the transaction to close in the next few weeks.

In late March, we completed the acquisition of the 190-room Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado for $145.5 million.  This iconic resort fits perfectly with our luxury strategy and further diversifies our portfolio by establishing a presence in the highly sought after Vail Valley market. With its premier location, first class amenities and excellent physical condition, the hotel is solidly positioned at the top of this high barrier to entry market. In 2016 this hotel delivered RevPar of $271. This acquisition was an opportunity for us to buy an irreplaceable asset where we believe our asset management team can implement our proven revenue enhancement and operational strategies to continue to improve upon its strong operating performance under our ownership. Concurrent with the completion of the Beaver Creek acquisition, we financed the hotel with a $67.5 million non-recourse mortgage loan which Deric will provide more details on later. With these two acquisitions, we believe Ashford Prime will have the highest RevPAR of any of the publicly traded Lodging REITs, and hence the highest quality hotel portfolio.

We also successfully completed two public offerings of our common and convertible preferred stock that served to both increase our liquidity as well as grow and diversify our investor base. The proceeds from these capital raises will be used for the two acquisitions I just discussed. While we accomplished the strategic objectives of increasing our liquidity and broadening our investor base with the capital raises, we have been disappointed with how our stock has traded since the offerings. We know from public filings that this has mainly been a function of some large activist investors liquidating their position in the days after our capital raises which put significant downward pressure on the stock. While we realize that some of these investors had hoped for a break up or sale of the company, which we remain open to at the right price, we are otherwise focused on achieving accretive growth to deliver shareholder value. We will continue to execute on our strategy, and we have conviction that the market will eventually recognize the underlying value of our high quality assets.

Additionally, as I mentioned on last quarter’s call, a special committee of our Board comprised of Independent Directors was engaged with a special committee comprised of Independent Directors of the Ashford Inc. Board to work on changes to our advisory agreement. After extensive negotiations, in January, we entered into an amended and restated advisory agreement with Ashford Inc. The modifications to the agreement include a significantly lower termination fee, adjustments to the change in control provisions and public disclosure of the revenues and allocated expenses of Ashford Inc. used to calculate the termination fee. The modified agreement is subject to stockholder approval. We have filed a proxy that includes that resolution, which will be put to a vote on June 9th at our annual general meeting.

We believe we are off to a good start in 2017 and, I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review -Deric Eubanks
Thanks, Richard.

For the first quarter of 2017, we reported a net loss attributable to common stockholders of $1.7 million or $0.07 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.46 compared with $0.39 for the same quarter last year. This result reflected an 18% growth rate over the prior year.

Adjusted EBITDA for the quarter was $23.7 million.

At quarter's end, we had total assets of $1.5 billion. We had $865 million of mortgage debt, of which $48 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 3.9% and was almost entirely floating rate. All of our floating rate debt has interest rate caps in place. We currently have approximately 42% net debt to gross assets. As of the end of the first quarter, our trailing 12-month fixed charge coverage ratio was 1.9x. All of our debt is non-recourse, property-level debt, and our next hard debt maturity is not until 2019. We ended the quarter with net working capital of $182 million.

As of March 31, 2017, our portfolio consisted of 12 hotels with 3,657 net rooms.

Our share count currently stands at 37.3 million fully diluted shares outstanding, which is comprised of 31.9 million shares of common stock and 5.4 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a first quarter 2017 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 5.9% based on yesterday’s closing price. The adoption of a dividend policy does not commit the Company to declare future dividends, and the Board will continue to review its dividend policy on a quarter-to-quarter basis.

On the capital markets front, during the quarter, we refinanced three mortgage loans with existing outstanding balances totaling approximately $334 million. The new loan totals $365 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest-only and provides for a floating interest rate of LIBOR plus 2.58%. The loan is secured by five hotels: the Plano Marriott Legacy Town Center, Seattle Marriott Waterfront, Tampa Renaissance, San Francisco Courtyard Downtown and Philadelphia Courtyard Downtown. The new loan contains flexible release provisions should we decide to sell any of those hotels. As a result of this refi, we expect to realize approximately $12 million in annual savings in interest and principal payments based on the forward LIBOR curve.

Additionally, as Richard mentioned, when we completed the acquisition of the Park Hyatt Beaver Creek we concurrently closed on a new $67.5 million mortgage loan on the property with a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan is interest-only and provides for a floating interest rate of LIBOR plus 2.75%.

On the equity side, during the quarter, we completed the underwritten public offering of 5,750,000 shares of common stock at a price of $12.15 per share. Additionally, we also completed an underwritten public offering of 2,075,000 shares of 5.50% Series B Cumulative Convertible Preferred Stock at a price of $20.19 per share.

These capital raises resulted in approximately $107 million of net proceeds.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio grew by 5.8% for all hotels not under renovation in the first quarter, outperforming the overall industry by 240 basis points and the luxury chain scale by 370 basis points. Comparable Hotel EBITDA for the entire portfolio increased 2.1%, or $723,000, for the first quarter with 50% flow-through.

Our best performing asset for the quarter was the Capital Hilton in Washington, DC, which grew RevPAR by 19.2%, driven by occupancy growth of 6.2% and rate growth of 12.2%. This strong RevPAR growth resulted in the property increasing share relative to the market by 310 basis points. Not only did we increase the top line, but Hotel EBITDA flow-through was a robust 67% for the first quarter and margins increased by 535 basis points, resulting in a $1.4 million, or 38.5%, increase in Hotel EBITDA. In January, during inauguration week, the property had very strong results as RevPAR grew 187% compared to last year on a 31% increase in occupancy and 119% increase in rate.

The Bardessono Hotel in Yountville, California also performed very strongly in the quarter. After producing 9.7% RevPAR growth during 2016, which was our first full year of ownership, the hotel produced RevPAR growth of 8.5% in the first quarter of 2017.

The favorable dynamics of the Yountville market has certainly been a contributor to the Bardessono’s success; and thus, we are excited about our announced acquisition of the Hotel Yountville, another leading luxury hotel in that market. We will be appointing Remington to manage the hotel, allowing us an opportunity for savings and synergies between Bardessono and Hotel Yountville through complexing multiple senior property management positions. This is analogous to what Remington was able to achieve when they assumed management of the Pier House after its acquisition in May 2013. In addition to complexing opportunities at the Pier House, Remington was able to right-size the staffing level, reduce health insurance costs, reduce employee meal costs, and cut insurance expenses, leading to $1.7 million in cost savings, 37.8% Hotel EBITDA growth, and 109% Hotel EBITDA flow-through during the first year of ownership. Also similar to Pier House, Hotel Yountville has been managed by a small operator, so in addition to the complexing opportunities, we anticipate that the property should be able to realize similar upside in top and bottom line results once Remington takes over property management.

In terms of weaker hotel performance impacting us in the quarter, the Courtyard San Francisco Downtown continues to be impacted by the renovation and expansion of the Moscone Convention Center. This disruption is expected to continue throughout 2017. During the first quarter, RevPAR decreased 10.3% resulting in a revenue decrease of $1.2 million, or 10.7%. In this period of market softness, we’ve taken the opportunity to begin the property’s guestroom renovation, resulting in two floors at a time being out of inventory on a rolling basis this year. We continue to look forward to the completion of the Moscone renovation and will be prepared for 2018 with newly renovated, modern guestrooms at the property.

During 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $40-50 million in capital expenditures during the year, of which $9 million was spent in the first quarter. These capex dollars will primarily be focused on guestroom renovations at the Courtyard San Francisco and Sofitel Chicago. We also plan to renovate the meeting space at the Capital

Hilton. Additionally, we have identified several highly accretive opportunities to add additional keys within our portfolio including adding 3 guestrooms in each of the Marriott Seattle Waterfront and the Bardessono Hotel and 4 guestrooms in the Courtyard San Francisco.

Our asset management team is also excited about the opportunity to add value to our most recent acquisition, the Park Hyatt Beaver Creek, which occupies the premier location within the Beaver Creek Resort and Village. The Park Hyatt is a highly-regarded hotel in a popular destination market with strong repeat business and we look forward to working with Hyatt on our ideas for making improvements to further enhance the strong operating performance of the property.

This concludes our prepared remarks and we will now open the call up to your questions.

Richard Stockton

Thank you for joining us on our first quarter earnings call and we look forward to speaking with you again on our next call.